Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, NC   27215
Telephone:  336-584-5171
FOR IMMEDIATE RELEASE

Contact:  336-436-4855     Shareholder Direct:   800-LAB-0401
Pamela Sherry     www.labcorp.com



ROCHE HOLDINGS, INC. COMPLETES SALE OF
3.625 MILLION SHARES OF LABCORP-REGISTERED TRADEMARK-  COMMON
STOCK



Burlington, NC, October 16, 2000 - Laboratory Corporation of America - Registered Trademark- Holdings (NYSE: LH) (LabCorp-Registered Trademark-) announced today that Roche Holdings, Inc. (Roche), a subsidiary of Hoffmann-La Roche of Switzerland and the current owner of 44% of LabCorp's common stock, on October 13, 2000 sold 3,625,000 hares of LabCorp in a SEC-registered public offering through underwriters led by Credit Suisse First Boston.

The offering also included 150,000 shares sold by two LabCorp officers. If the underwriters exercise the option to purchase an additional
75,000 shares from Roche to cover over-allotments, Roche's holding would be reduced to approximately 32%.

LabCorp is a national clinical laboratory with annual revenues of $1.7 billion in 1999. Its clients include physicians, state and federal overnment, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories.



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